SEPARATION AND RELEASE AGREEMENT

NEAH POWER SYSTEMS, INC. (“Employer”) and Stephen Wilson (“Employee”) wish to amicably terminate Employee’s employment with Employer, and both parties wish to clearly set forth the terms and conditions of Employee’s departure from employment. Therefore, in consideration of the mutual promises and undertakings in this Agreement, Employee and Employer agree as follows:

1.         Separation Date.  Employee’s last day of employment with Employer is June 30, 2012 (“Separation Date”).

2.         Severance/Consideration.

(a)        In consideration of Employee’s release set forth below as well as other performances by Employee as set forth in this Agreement, and conditioned on Employee not revoking this Agreement and complying with all of the provisions of this Agreement, Employer will pay Employee the items listed in Exhibit A, less lawful withholdings, as severance and in consideration for entering into this Agreement.  Employee’s rights under COBRA shall be the same as any other terminating employee.

(b)        On the next regular payday after Employee’s Separation Date, Employer will pay Employee his normal wages for the most recent pay period through the Separation Date, less lawful withholdings.  Employee acknowledges that these payments, together with the payments he has already received and the amounts set forth on Exhibit A, represent full payment of all compensation of any kind (including wages, salary, vacation, sick leave, commissions, bonuses and incentive compensation) that he earned as a result of his employment by Employer.

(c)        Expense Reimbursement.  Not later than five days after the date of this agreement, Employee will submit his final documented expense reimbursement statement and any related receipts, reflecting all business expenses Employee incurred through the Separation Date, if any, for which he intends to seek reimbursement.  Employer will reimburse Employee for expenses pursuant to its regular business practice and reimbursement policy.

3.         Covenant Not to Sue.  Employee represents that he has not filed any complaints, charges or lawsuits against Employer, any Employer-sponsored employee benefit plans, and all related organizations and affiliates, and each of their respective past, present and future directors, officers, employees, trustees, attorneys and agents, and all of their successors and predecessors and agrees that he will not do so at any time hereafter relating to or arising out of any events occurring prior to the date this Agreement is signed.  Employee represents and warrants to Employer that he has not engaged or participated in any fraud, misconduct or violation of law in connection with his employment with Employer.  Based on the foregoing, Employer similarly agrees that it will not file any complaint, charge or lawsuit against Employee relating to or arising out of any events occurring prior to the date this Agreement is signed. This covenant not to sue does not relate to any claims for unpaid compensation as defined in Exhibit A, Section 1. The Employee retains the right to assert any Claims against the Company for any unpaid

4.         Release.  Employee and his successors, heirs and assigns, including  release and forever discharge Employer, any Employer-sponsored employee benefit plans, and all related organizations and affiliates, and each of their respective past, present and future directors, officers, employees, trustees, attorneys and agents, and all of their successors and predecessors (collectively “Releases”), from, and covenant not to sue with respect to, any and all claims, damages, promises or expenses of whatever nature (including attorneys’ fees and costs), either known or presently unknown, which Employee may now have, has ever had, or may in the future have, arising from or in any way connected with any and all matters from the beginning of time to the date of execution of this Agreement, including but not limited to any claims under the Washington Law Against Discrimination (RCW 49.60), the Washington Prohibited Employment Practices Law (RCW 49.44), Washington’s Little Norris-LaGuardia Act (RCW 49.32), the Civil Rights Act of 1964 and 1991 (including Title VII of that Act), the Equal Pay Act of 1963, the Older Workers Benefits Protection Act (29 U.S.C. § 626(f)), the Age Discrimination in Employment Act of 1967 (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Family and Medical Leave Act of 1993 (FMLA), the Worker Adjustment and Retraining Notification Act (WARN), the Employee Retirement Income Security Act of 1974 (ERISA), the National Labor Relations Act (NLRA), the Uniformed Services Employment and Reemployment Rights Act (USERRA), and all similar federal, state and local laws.  Excluded from this release are claims Employee may have with regard to vested benefits under ERISA, worker’s compensation claims or any other claim that may not be lawfully released in this Agreement. This release does not relate to any claims for unpaid compensation as defined in Exhibit A, Section 1. In the event of a bankruptcy, acquisition, or other structural change to the Company, any unpaid claims as defined in Exhibit A, Section 1, will continue to be classified as unpaid compensation. In any case, Employee will not pursue any claims against the individual directors and officers of the Company, but retain claim against the Company.

Employee understands that he is releasing potentially unknown claims, and that he has limited knowledge with respect to some of the claims being released. Employee acknowledges that there is a risk that, after signing this agreement, he may learn information that might have affected his decision to enter into this Agreement. Employee assumes this risk and all other risks of any mistake in entering into this Agreement. Employee agrees that this release is fairly and knowingly made.

5.         Return of Property.   Employee represents and warrants that he has returned to Employer all property and equipment furnished to Employee in the course of or incident to his employment by Employer, including, without limitation, all keys and access cards to buildings or property, all Employer-owned equipment, and all books, manuals, records, reports, notes, contracts, lists, and other documents or materials, or copies thereof (including computer files), including all trade secrets and other proprietary information belonging, or relating to the business of Employer, unless mutually agreed to by the Employer and Employee.

6.         Non-Disclosure.  Employee agrees to keep the amount of severance pay and the terms of this Agreement confidential, and not to disclose it to anyone other than his immediate family and any accountants or taxing authorities with a need to know.

7.         Non-Disparagement.  Employee agrees that he will not make any disparaging comments about his termination or about the Employer, generally, or about its Board, management or employees.

8.         Voluntary Agreement.  Employee understands the significance and consequences of this Agreement, and acknowledges that it is voluntary and has not been given as a result of any coercion.  Employee also acknowledges that he has been given full opportunity to review and negotiate this Agreement, has been advised to consult counsel before executing the Agreement if he deems it appropriate, and executes it only after full reflection and analysis.

9.         Nonadmission of Liability.  This Agreement shall not be construed as an admission of wrongdoing by either party.

10.       Enforcement.  This Agreement shall be interpreted in accordance with the laws of the State of Washington.  In the event of a dispute relating to this Agreement, both parties will submit to binding arbitration by JAMS, and the venue shall be in King County, Washington except for any claims for unpaid compensation as defined in Exhibit A, Section 1. Each party will bear its own costs related to the arbitration.

11.       Entire Agreement.  This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of the agreements.  This Agreement shall not be modified or varied except by a written document signed by the parties.  Employee understands that all prior written or oral agreements, understandings or representations between Employee and Employer are merged into this Agreement.

12.       Opportunity to Review.  Employee acknowledges that he has 21 days during which to review and consider this Agreement and consult with his attorney (although he may choose to voluntarily execute this Agreement earlier and to waive such period of consideration).  By his signature, Employee acknowledges that he has carefully read and fully understands all the provisions of the Agreement, and that he is voluntarily entering into this Agreement.

13.       Revocation Period.  Employee understands and acknowledges that he has 7 days after signing this Agreement to revoke it.  Notification of revocation of this Agreement must be provided in writing to Chris D’Couto, President, before midnight on the 7th day after the date this Agreement was executed.  The “Effective Date” of this Agreement will be the first day after the revocation period expires.

PLEASE READ CAREFULLY.  THIS IS A VOLUNTARY AGREEMENT THAT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  EMPLOYEE FULLY UNDERSTANDS THE FINAL AND BINDING EFFECT OF THIS AGREEMENT AND ACKNOWLEDGE THAT HE IS SIGNING IT VOLUNTARILY.

EMPLOYEE:	NEAH POWER SYSTEMS, INC.

/s/: Stephen Wilson	By:	/s/ Chris D’Couto
STEPHEN WILSON, individually and on behalf of his marital community		Chris D’Couto, President
Date: August 29, 2012	Date: August 29, 2012

EXHIBIT A

1.      As of the date hereof, the current outstanding amount of accrued and unpaid compensation owing to the Employee is $106,973.17.  Following the Effective Date, Employer will make monthly payments of $10,000.00 to Employee, subject to lawful withholdings, payable on Employer’s regularly scheduled payroll dates, until such amount is paid in full.

2.      Employee currently has stock options to purchase shares of Employer common stock, as follows:

	Options for No. of Shares	Grant Date	Expiration Date	Vested Grants	Unvested Grants	Exercise Price
1	12,000	04/21/08	04/21/18	12,000	0	$ 1.6667
2	517,500	06/11/10	06/11/20	517,500	0	0.0800
3	1,000,000	11/16/10	11/16/20	1,000,000	0	0.0230
4	1,685,393	04/13/11	04/13/21	1,685,393	0	0.0089
5	22,000,000	08/25/11	08/25/21	0	22,000,000	0.0100

Employer agrees to extend the exercise period for the vested stock options (1-4 above) until the 2-year anniversary of the Effective Date, and any such options not exercised by such date shall terminate and be of no further force or effect.  The unvested stock options (5 above) shall terminate in full and be of no further force or effect upon the Separation Date.

3.      Upon the Effective Date, Employer will grant to Employee a stock purchase warrant to purchase 3,500,000 shares of common stock with an exercise price equal to the closing trading price of the Company’s common stock on the Effective Date.  Warrant will be fully vested and immediately exercisable, and will have a term of 2 years months from the Effective Date.  Employee acknowledges that the shares underlying the warrant will be restricted securities under applicable securities laws.

4.      Employee agrees that with respect to any sales of shares of common stock from exercise of the stock options or the stock purchase warrant, Employee will not sell on any trading day more than 5% of the daily trading volume of the common stock, based on a 30 day trailing average.

5.      For a period of three months following the Effective Date, Employee shall provide 10 hours of consulting services to Employer as an independent consultant.  As consideration for such consulting services, and assuming that Employee makes a timely and accurate election for continued medical insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Employer will reimburse Employee for the applicable premiums for himself and his eligible dependents for such period of time that Employee is providing consulting services.

6.      Employee acknowledges that except as set forth in this Exhibit A, there are no other rights or claims to any compensation from Employer, and that this Agreement is in full and final settlement of any and all payments, wages and fees owed to Employee.  Without limiting the foregoing, Employee acknowledges that he has no continuing rights under the Neah Power Director, Officer, and Employee Sales Incentive Plan, that certain Employee Compensation Waiver Agreement dated November 4, 2011, or the Long-Term Incentive Plan (except solely with respect to his vested stock options as set forth in paragraph 2 above.  In the event of any default by Employer of any amounts when due under this Exhibit A, Employee specifically agrees that he will not sue or pursue any wage claims against any current officer or director of the Employer, but retains the rights against the Company for any claims. In the event of a bankruptcy, acquisition, or other structural change to the Company, any unpaid claims as defined in Exhibit A, Section, will continue to be classified as unpaid compensation. In any case, Employee will not pursue any claims against the individual directors and officers of the Company, but retain claim against the Company.